SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM S-1/A

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_____________________

Ministry Partners Investment Company, LLC

(Name of small business issuer in its charter)

_____________________

California	6199	26-3959348
(State of or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

915 West Imperial Highway, Suite 120

Brea, California 92821

(714) 671-5720

 (Address and telephone number of principal executive offices and principal place of business)

_____________________

BILLY M. DODSON President 915 West Imperial Highway, Suite 120 Brea, California 92821 (714) 671-5720	With copies to: BRUCE J. RUSHALL, ESQ. RUSHALL & McGEEVER 6100 Innovation Way Carlsbad, California 92009 (760) 438-6855

(Name, address and telephone number of agent for service)

_____________________

Approximate date of proposed sale to the public:  As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following space and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐(Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE (3)
Class A Notes, Fixed Series	$100,000,000	par	$100,000,000
Class A Notes, Flex Series	$100,000,000	par	$100,000,000
Class A Notes, Variable Series	$100,000,000	par	$100,000,000
Total	$100,000,000	par	$100,000,000	$7,130

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(1)	The notes will be sold at their face amount.
(2)	A total of $100,000,000 of the Class A Notes is being registered, consisting of a combination of the Fixed Series, Flex Series and/or Variable Series.
(3)	The fee is based on the total of $100,000,000 being registered hereby.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

Explanatory Note: This Post-Effective Amendment is a “Part II Amendment” for the sole purposes of adding the Consent of Hutchinson and Bloodgood as Exhibit 23.6 and updating the disclosure in Part II, Item 15 “Recent Sales of Unregistered Securities”.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an itemized statement of expenses incurred in connection with this Registration Statement. All such expenses will be paid by the company.

Securities and Exchange Commission Registration Fee	$7,860
Accounting and Legal Fees and Expenses	$175,000
Printing	$40,000
Blue Sky Registration Fees	$15,000
Miscellaneous Expenses	$12,140
TOTAL	$250,000

All of the above items except the registration fee are estimates.

Item 14. Indemnification of Managers and Officers.

Registrant’s Operating Agreement authorizes Registrant to indemnify its agents (including its officers and managers to the fullest extent permitted under the California Limited Liability Company Act). Registrant’s Operating Agreement generally allows for indemnification of managers and officers against certain loss from proceedings including threatened, pending or completed investigative, administrative civil and criminal proceedings, provided such persons acted in good faith and in a manner the person reasonably believed to be in the best interests of Registrant or that the person had reasonable cause to believe to be lawful.

Item 15. Recent Sales of Unregistered Securities.

The company from time to time sells debt securities on a negotiated basis to ministries or individuals who have purchased notes from the company before and/or are accredited persons within the meaning of Rule 501 under Regulation D. For each of these notes, interest rates, terms and other conditions of the loan were negotiated with the investor. Substantially all of these notes have a maturity of less than 12 months. The company has relied upon the exemptions under Regulation D and/or Section 4(2) of the 1933 Act in selling these securities.

During the period from January 1, 2009 to December 31, 2011, the company sold an aggregate of approximately $7.2 million of unregistered debt securities to a total of 16 different investors, all of whom were accredited investors within the meaning of Regulation D. The company relied on the exemptions under 4(2), Regulation D and/or Regulation S under the 1933 Act in making these sales.

Through December 31, 2011, the company made sales in a private placement offering of 146,522 shares of its common stock, 98,600 shares of its Class I Preferred Stock, and 19,000 shares of its Class II Preferred Stock. All of the securities were sold in units for cash except for 5,500 shares of the Class I Preferred Stock, which were issued in exchange for 550 shares of outstanding Series A Preferred Stock. These sales resulted in $13,569,572 in new equity financing for the company. During this period, the company also sold 84,522 units, each unit consisting of one share each of Class I Preferred Stock and common stock. The initial 63,000 units sold included 63,000 shares of outstanding common stock resold by Evangelical Christian Credit Union (“ECCU”) for its own benefit. The company incurred no sales commissions or other underwriting costs. Securities were sold for cash. The securities were sold to a total of twelve (12) state or federal chartered credit unions and two (2) individuals. The sales of these securities were made directly by the company. The company relied on the exemptions under Section 4(2) and 4(6) of the Securities Act of 1933 in the sales of these securities.

Part II, Page 1

Item 16. Exhibits.

3.1	Articles of Organization – Conversion of Ministry Partners Investment Company, LLC, dated as of December 31, 2008 (1)

3.2	Operating Agreement of Ministry Partners Investment Company, dated as of December 31, 2008 (1)

3.3	Plan of Conversion of Ministry Partners Investment Corporation, dated September 18, 2008 (1)

3.4	Series A Preferred Unit Certificate of Ministry Partners Investment Company, LLC, dated as of December 31, 2008 (1)

3.5	Articles of Incorporation of Registrant (7)

3.6	Bylaws of Registrant (7)

3.7	Certificate of Amendment to Articles of Incorporation dated December 11, 2001 (8)

3.8	Certificate of Amendment to Bylaws dated August 17, 2006 (10)

3.9	Certificate of Amendment to Bylaws dated August 17, 2006 (10)

3.10	Certificate of Determination of Class I Preferred Stock filed September 6, 2006 (10)

3.11	Amendatory Certificate of Determination for Class I Preferred Stock filed October 26, 2006 (10)

3.12	Amendatory Certificate of Determination for Class II Preferred Stock filed September 25, 2006 (10)

3.13	Certificate of Amendment to Articles of Incorporation dated October 30, 2007 (11)

3.14	Certificate of Amendment to Bylaws dated October 30, 2007 (11)

4.1	Supplemental Agreement with Consent of Holders to Loan and Trust Agreement, dated September 30, 2008, by and between Ministry Partners Investment Corporation and U.S. Bank National Association (2)

4.2	Agreement of Resignation, Appointment and Acceptance, dated as of August 7, 2008, among Ministry Partners Investment Corporation, King Trust Company, N.A. and U.S. Bank National Association (2)

5.1	Opinion of Rushall & McGeever *

10.1	$10 Million Committed Line of Credit Facility and Security Agreement, dated October 8, 2007 (3)

10.2	$50 Million CUSO Committed Line of Credit Facility and Security Agreement, dated October 8, 2007 (3)

10.3	Mortgage Loan Purchase Agreement, dated October 30, 2007, between Evangelical Christian Credit Union and Ministry Partners Funding, LLC (4)

10.4	Mortgage Loan Purchase Agreement, dated October 30, 2007, between Ministry Partners Investment Corporation and Ministry Partners Funding, LLC (4)

10.5	Loan, Security and Servicing Agreement, dated October 30, 2007, by and among Ministry Partners Funding, LLC, as Borrower, Fairway Finance Company, LLC, as Lender, Evangelical Christian Credit Union, as Servicer, BMO Capital Markets Corp., as Agent, U.S. Bank National Association, as Custodian and Account Bank, and Lyon Financial Services, Inc., as Back-Up Servicer (4) (6)

10.6	Promissory Note, dated October 30, 2007, in the amount of $150,000,000 executed by Ministry Partners Funding, LLC to and in favor of Fairway Finance Company, LLC (4)

Part II, Page 2

10.7	Custodial Agreement, dated as of October 30, 2007, by and among Ministry Partners Funding, LLC, as Borrower, Evangelical Christian Credit Union, as Servicer, BMO Capital Markets Corp., as Agent, Lyon Financial Services, Inc., as Back-Up Servicer, and U.S. Bank National Association, as Custodian (4)

10.8	Collection Account Control Agreement, dated as of October 30, 2007, by and among Ministry Partners Funding, LLC, as Borrower, Evangelical Christian Credit Union, as Servicer, BMO Capital Markets Corp., as Agent, and U.S. Bank National Association, as Account Bank (4)

10.9	Reserve Account Control Agreement, dated as of October 30, 2007, by and among Ministry Partners Funding, LLC, as Borrower, BMO Capital Markets Corp., as Agent, and U.S. Bank National Association, as Account Bank (4)

10.10	Residential Purchase Agreement, dated July 1, 2007 by and between Ministry Partners Investment Corporation and Billy M. Dodson (5)

10.11	Employee Lease and Professional Services Agreement, dated January 1, 2007, between Ministry Partners Investment Corporation and Evangelical Christian Credit Union (4)

10.12	Lease Agreement for Office Space, dated as of September 1, 2007, between Ministry Partners Investment Corporation and Evangelical Christian Credit Union (4)

10.13	Equipment Lease, dated as of January 1, 2007, between Evangelical Christian Credit Union and Ministry Partners Investment Corporation (4)

10.14	ISDA Master Agreement, dated as of October 22, 2007, between Ministry Partners Funding, LLC and Bank of Montreal (4)

10.15	CUSO Line of Credit Facility Note and Security Agreement, dated May 14, 2008, executed by Ministry Partners Investment Corporation in favor of Members United Corporate Federal Credit Union (6)

10.16	Office Lease, dated November 4, 2008, by and between Ministry Partners Investment Corporation and ECCU (6)

10.17	Equipment Lease, dated as of January 1, 2009 by and between Ministry Partners Investment Company, LLC and ECCU (6)

10.18	Professional Services Agreement, dated as of January 1, 2009 by and between Ministry Partners Investment Company, LLC and ECCU (6)

10.19	ECCU Subordination Agreement Dated April 20, 2005 (10)

10.20	ECCU Loan Agreement Extension dated April 5, 2007 (10)

10.21	Waiver by and among Ministry Partners Funding, LLC, Evangelical Christian Credit Union and BMO Capital Markets Corp., effective as of May 5, 2009 (14)

10.22	Mortgage Loan Participation Purchase and Sale Agreement by and between Ministry Partners Investment Company, LLC, and Western Federal Credit Union, dated May 1, 2009 (15)

10.23	Omnibus Amendment to Loan, Security and Servicing Agreement and Fee Agreement by and among Ministry Partners Funding, LLC, Fairway Finance Company, LLC, Evangelical Christian Credit Union, BMO Capital Markets Corp., U.S. Bank National Association and Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services), effective as of June 5, 2009 (16)

10.24	Waiver by and among Ministry Partners Funding, LLC, Evangelical Christian Credit Union and BMO Capital Markets Corp., effective as of July 15, 2009 (17)

Part II, Page 3

10.25	Loan and Security Agreement by and between Ministry Partners Investment Company, LLC, and Western Corporate Federal Credit Union, a federal corporate credit union, dated November 30, 2009 (18)

10.26	Promissory Note by and between Ministry Partners Investment Company, LLC, and Western Corporate Federal Credit Union, a federal corporate credit union, dated November 30, 2009 (18)

10.27	Payoff and Bailee Letter entered into by and among Ministry Partners Funding, LLC, and BMP Capital Markets Corp., as agent, Fairway Finance Company, LLC, as lender, MPF, as borrower, Evangelical Christian Credit Union, as servicer, Lyon Financial Services, Inc., d/b/a U.S. Bank Portfolio Services, as back-up servicer, U.S. Bank National Association, as custodian, and Western Corporate Federal Credit Union, as the replacement lender, dated November 30, 2009 (18)

21.1	List of Subsidiaries (4)

23.1	Consent of Rushall & McGeever (included in Exhibit 5.1 hereto)*

23.5	Consent of Hutchinson and Bloodgood*

23.6	Consent of Hutchinson and Bloodgood to incorporation by reference of 10-K/A for the year ended 12-31-2011

25.1	Powers of Attorney (included on page II-8 of Registration Statement)

25.2	Form T-1 with exhibits (13)

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*	Previously filed as part of this Registration Statement.

(1)	Incorporated by reference to the Current Report on Form 8-K filed by the Company on December 22, 2008.

(2)	Incorporated by reference to the Definitive Schedule 14C Information Statement filed by the Company on September 8, 2008.

(3)	Incorporated by reference to the Report on Form 8-K filed by the Company on October 15, 2007 (Accession No. 0000944130-07-000031), as amended.

(4)	Incorporated by reference to the Report on Form 10-KSB filed by the Company on April 11, 2008.

(5)	Incorporated by reference to the Report on Form 10-QSB filed by the Company on November 16, 2007 (Accession No. 0001408651-07-000170), as amended.

(6)	Confidential treatment requested for certain portions of this exhibit, which portions are omitted and filed separately with the Securities and Exchange Commission.

(7)	Incorporated by reference to Registration Statement on Form SB-2 filed on November 19, 1997
(Accession No. 0000944130-97-000025), as amended.

(8)	Incorporated by reference to Registration Statement on Form SB-2 filed on May 24, 2001
(Accession No. 0000944130-01-500010), as amended.

(9)	Incorporated by reference to Registration Statement on Form SB-2 filed on February 2, 2005
(Accession No. 0000944130-05-000002), as amended.

(10)	Incorporated by reference to Registration Statement on Form SB-2 filed on April 10, 2007
(Accession No. 0000944130-07-000066), as amended.

(11)	Incorporated by reference to the Report on Form 8-K filed on November 26, 2007 (Accession No. 0001408651-07-000194).

Part II, Page 4

(12)	Incorporated by reference to the Report on Form 10-K filed by the Company on April 14, 2009 (Accession No. 000432093-09-000122).

(13)	Incorporated by reference to Registration Statement on Form S-1 filed on February 2, 2008 (Accession No. 0001019687-08-000705).

(14)	Incorporated by reference to Report on Form 8-K filed by the Company on May 12, 2009.

(15)	Incorporated by reference to Report on Form 8-K filed by the Company on May 15, 2009.

(16)	Incorporated by reference to Report on Form 8-K filed by the Company on June 17, 2009.

(17)	Incorporated by reference to Report on Form 10-Q filed by the Company on August 14, 2009.

(18)	Incorporated by reference to Report on Form 8-K filed by the Company on December 4, 2009

Part II, Page 5

Item 17. Undertakings

(a)       The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events which, individually, or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)      to include any additional or changed material information on the plan of distribution.

(2) That, for determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Part II, Page 6

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Part II, Page 7

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1/A and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Brea, California, on the 8th day of May, 2012.

MINISTRY PARTNERS INVESTMENT COMPANY, LLC By: /s/ Billy M. Dodson Billy M. Dodson Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1/A has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Billy M. Dodson Billy M. Dodson	Chief Executive Officer	May 8, 2012

/s/ Susan B. Reilly Susan B. Reilly	Principal Accounting Officer	May 8, 2012
/s/ Mark G. Holbrook Mark G. Holbrook	Chairman of the Board of Managers	May 8, 2012

/s/ Mark A. Johnson Mark A. Johnson by Mark G. Holbrook, his attorney-in-fact	Manager	May 8, 2012

/s/ Van C. Elliott Van C. Elliott by Mark G. Holbrook, his attorney-in-fact	Secretary, Manager	May 8, 2012

/s/ Arthur G. Black Arthur G. Black by Mark G. Holbrook, his attorney-in-fact	Manager	May 8, 2012

/s/ Shirley M. Bracken Shirley M. Bracken by Mark G. Holbrook, her attorney-in-fact	Manager	May 8, 2012

/s/ Juli Anne S. Callis Juli Anne S. Callis by Mark G. Holbrook, her attorney-in-fact	Manager	May 8, 2012

Part II, Page 8

/s/ Jeffrey T. Lauridsen Jeffrey T. Lauridsen by Mark G. Holbrook, his attorney-in-fact	Manager	May 8, 2012

/s/ R Michael Lee R. Michael Lee by Mark G. Holbrook, his attorney-in-fact	Manager	May 8, 2012

/s/ Randolph P. Shepard Randolph P. Shepard by Mark G. Holbrook, his attorney-in-fact	Manager	May 8, 2012

/s/ Scott T. Vandeventer Scott T. Vandeventer by Mark G. Holbrook, his attorney-in-fact	Manager	May 8, 2012

Part II, Page 9